SONIC SOLUTIONS
POWER OF ATTORNEY TO EXECUTE DOCUMENTS REQUIRED
PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

The undersigned, hereby constitutes Julie Murray and A. Clay Leighton, and each of them with full power of substitution, to execute in the name and on behalf of the undersigned any and all documents and reports required to be filed on behalf of the undersigned in his or her capacity as and officer, director or 10% shareholder of Sonic Solutions pursuant to the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder, specifically including SEC Forms 3, 4 and 5.

This Power of Attorney shall be effective until revoked by the undersigned by a writing delivered to the above named attorneys-in-fact at the following address:

Julie Murray
Sonic Solutions
101 Rowland Way
Novato, California 94945

IN WITNESS WHEREOF, the undersigned has
executed this Power of Attorney as of this 1st day of August, 2003.

/s/ Robert J. Doris